UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 16, 2011

Interleukin Genetics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

Interleukin Genetics, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) on June 16, 2011.  Holders of 31,685,951 shares of the Company’s common stock and 5,000,000 shares of the Company’s Series A preferred stock (the “Preferred Stock”) were present in person or by proxy.  Each share of the Preferred Stock is convertible into approximately 5.63 shares of the Company’s common stock and is entitled to one vote for each share of common stock into which it is convertible.  Accordingly, shares representing 92.3% of the aggregate voting power were present in person or by proxy at the Annual Meeting.  The following are the results of the three proposals voted on at the Annual Meeting:

Proposal 1:  Lewis H. Bender was elected to serve as a Class II director for a three-year term expiring at the Company’s 2014 annual meeting of stockholders.  The following chart shows the number of votes cast for the election of Mr. Bender, as well as the number of votes withheld:

	For	Withheld
Common Stock	10,924,463	587,775
Preferred Stock	5,000,000	0

In addition, there were 20,173,713 broker non-votes on Proposal 1.

Proposal 2:  The appointment of Grant Thornton LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2011 was ratified by the stockholders.  The following chart shows the number of votes cast for and against this proposal, as well as the number of votes that abstained:

	For	Against	Abstain
Common Stock	31,124,249	61,174	500,528
Preferred Stock	5,000,000	0	0

Proposal 3:  The proposal to amend the Company’s 2004 Employee, Director and Consultant Stock Plan to increase the number of shares of common stock available for issuance thereunder by 2,000,000 shares was approved by the stockholders.  The following chart shows the number of votes cast for and against this proposal, as well as the number of votes that abstained:

	For	Against	Abstain
Common Stock	10,482,962	788,177	241,099
Preferred Stock	5,000,000	0	0

In addition, there were 20,173,713 broker non-votes on Proposal 3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: June 17, 2011	/s/ ELIOT M. LURIER
Eliot M. Lurier
Chief Financial Officer
(Signature)